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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K
                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):  December 4, 1998



                           CABLE TV FUND 12-A, LTD.
                           ------------------------
            (Exact name of registrant as specified in its charter)

     Colorado                        0-13193               84-098104
-----------------------              -------           ------------------
(State of Organization)       (Commission File No.)    (IRS Employer
                                                       Identification No.)

P.O. Box 3309, Englewood, Colorado 80155-3309              (303) 792-3111
---------------------------------------------         -----------------------
(Address of principal executive office and Zip Code   (Registrant's telephone
                                                      no. including area code)

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Item 2.   Disposition of Assets
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          On December 4, 1998, Cable TV Fund 12-A, Ltd., a Colorado limited partnership (the "Partnership") sold the cable television systems serving areas in and around Lake County, Illinois (the "Lake County System") and Orland Park/Park Forest, Illinois (the "Orland Park System") to TCI Illinois Holdings, L.P. ("TCI-IL") for a sales price of $86,000,000, subject to customary closing adjustments. The sale was approved by the owners of a majority of the limited partnership interests of the Partnership. The Partnership repaid all of its indebtedness, including $19,912,500 borrowed under its term loan and capital lease obligations totaling $152,256, paid a brokerage fee to The Jones Group, Ltd., a subsidiary of Jones Intercable, Inc., the general partner of the Partnership (the "General Partner"), totaling $2,150,000, representing 2.5 percent of the sales price, for acting as a broker in this transaction, settled working capital adjustments, and deposited $2,604,000 into an indemnity escrow account. The remaining net sale proceeds of approximately $63,204,100 will be distributed to the Partnership's partners of record as of December 4, 1998. Because the limited partners already have received total distributions equal to the capital they initially contributed to the Partnership, the net sale proceeds will be allocated 75 percent to the limited partners ($47,403,075) and 25 percent to the General Partner ($15,801,025). This distribution will give the Partnership's limited partners an approximate return of $456 for each $500 limited partnership interest, or $912 for each $1,000 invested in the Partnership.

          Taking into account the distribution from the previous sale in 1998 of the Fort Myers, Florida cable television system and the distributions from the sale of the Lake County System and the Orland Park System, excluding escrowed proceeds, the Partnership's limited partners will have received a total of $1,351 for each $500 limited partnership interest, or $2,702 for each $1,000 invested in the Partnership, at the time the Partnership is liquidated and dissolved.

          The $2,604,000 of the sale proceeds placed in the indemnity escrow account will remain in escrow from December 4, 1998 until November 15, 1999 as security for the Partnership's agreement to indemnify the buyer under the Asset Purchase Agreement dated July 10, 1998 between the Partnership and TCI Communications, Inc. as assigned to TCI-IL (the "Asset Purchase Agreement").
The Partnership's primary exposure, if any, will relate to the representations and warranties made about the Lake County System and the Orland Park System in the Asset Purchase Agreement. Any amounts remaining from this indemnity escrow account and not claimed by the buyer at the end of the escrow period will be returned to and distributed by the Partnership. Any such distribution would be made 75 percent to the limited partners of record as of December 4, 1998 and 25 percent to the General Partner. If the entire $2,604,000 escrow amount is available, the limited partners would receive $1,953,000, and the General Partner would receive $651,000. This limited parter distribution would represent $19 for each $500 limited partnership interest, or $38 for each $1,000 invested in the Partnership. The Partnership will continue in existence at least until any amounts remaining from the indemnity escrow account have been distributed. Since the Lake County System and the Orland Park System represented the remaining assets of the Partnership, the Partnership will be liquidated and dissolved upon the final distribution of any amounts remaining from the indemnity escrow account, most likely in the fourth quarter of 1999.
If any disputes with respect to indemnification arise, the Partnership would not be dissolved until such disputes were resolved, which could result in the Partnership continuing in existence beyond 1999. There will be no permitted transfers of the Partnership's limited partnership interests after December 4, 1998.

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Item 7.  Financial Statements and Exhibits
         ---------------------------------

         a.         Historical financial statements.
                    Not applicable.

         b.         Pro forma financial statements.

                    A description of the pro forma financial information of Cable TV Fund 12-A, Ltd. reflecting the disposition of the Lake County System and the Orland Park System is attached.

         c.         Exhibits.

                    2.1 Asset Purchase Agreement dated as of July 10, 1998 between TCI Communications, Inc. and Cable TV Fund 12-A, Ltd. appears as Exhibit
99.1 to the Preliminary Proxy Statement on Form 14A of Cable TV Fund 12-A, Ltd. (Commission File No. 0-13193) filed with the Securities Exchange Commission on August 7, 1998, and is incorporated herein by this reference.

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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CABLE TV FUND 12-A, LTD.



Dated: December 15, 1998      By:   /s/ Elizabeth M. Steele
                                    -----------------------
                                    Elizabeth M. Steele
                                    Vice President and Secretary



(39717)

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                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                            CABLE TV FUND 12-A, LTD.



          As a result of the sale of the Lake County System and the Orland Park System, the only remaining asset of the Partnership is $2,604,000, held in escrow until November 15, 1999, as security for the Partnership's agreement to indemnify the buyer under the Asset Purchase Agreement. The Partnership will continue in existence at least until any amounts remaining from the indemnity escrow account have been distributed, at which time the Partnership will be liquidated. Accordingly, unaudited pro forma financial information is not presented.